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                                     October 2, 1995

The Alpine Group, Inc.
1790 Broadway
New York, New York 10019

Ladies and Gentlemen:

          You have requested our opinion in connection with the filing by The Alpine Group, Inc., a Delaware corporation ("Alpine"), with the Securities and Exchange Commission of a Registration Statement on Form S-4 (Registration Statement No. 33-61911) (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to $153,000,000 principal amount of Alpine's 12-1/4% Series B Senior Secured Notes due 2003 (the "New Notes"). The Registration Statement relates to the offer (the "Exchange Offer") by Alpine to exchange the New Notes for $153,000,000 principal amount of Alpine's outstanding 12-1/4% Senior Secured Notes due 2003 (the "Old Notes").

          We have examined such records, documents and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We have also assumed without investigation the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signed such documents.

          Based upon the foregoing, it is our opinion that:

          (i) The New Notes, when duly executed by Alpine, authenticated by the trustee pursuant to the terms of the related Indenture and exchanged for the Old Notes in accordance with the terms of the Exchange Offer, will be duly authorized and legally issued and will constitute binding obligations of Alpine entitled to the benefits of the Indenture in accordance with their terms, subject as to their binding nature to applicable bankruptcy, insolvency,

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The Alpine Group, Inc.
October 2, 1995
Page 2


fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (ii)  The statements made in the Prospectus
contained in the Registration Statement under the caption, "Certain U.S. Federal Income Tax Consequences," fairly present the material United States federal income tax consequences of purchasing, holding and disposing of the New Notes and contain in all material respects an accurate description of the United States federal income tax provisions discussed therein.

          The foregoing opinions relate only to matters of the internal law of the State of New York and to the general corporate law of the State of Delaware and to matters of Federal law and do not purport to express any opinion on the laws of any other jurisdiction.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions, "Certain U.S. Federal Income Tax Consequences" and "Legal Matters," in the Prospectus contained in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ Proskauer Rose Goetz
                                   & Mendelsohn LLP